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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2123A DATED 24 APRIL 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2009
CURRENTLY TOTALING A$ 4,305,395,000.00 (A$ 1,322,546,000.00 INCLUDING BUY BACKS)

                           PART A--CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

 1. (i) Issuer:                                 Queensland Treasury Corporation

   (ii) Guarantor:                              The Treasurer on behalf of the
                                                Government of Queensland

 2.     Benchmark line:                         2009
                                                (to be consolidated and form a
                                                single series with QTC 6%
                                                Global A$Bonds due 14 July

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                                                2009, ISIN US748305BB44)

 3.     Specific Currency or Currencies:        AUD ("A$")

 4. (i) Issue price:                            102.350%

   (ii) Dealers' fees and commissions paid by   No fee or commission is payable
        Issuer:                                 in respect  of the issue
                                                of the bond(s) described in
                                                these final terms (which will
                                                constitute a "pricing
                                                supplement" for purposes of any
                                                offers or sales in the United
                                                States or to U.S. persons).
                                                Instead, QTC pays fees and
                                                commissions in accordance with
                                                the procedure described in the
                                                QTC Offshore and Onshore Fixed
                                                Interest Distribution Group
                                                Operational Guidelines.

 5.     Specified Denominations:                A$1,000

 6. (i) Issue Date:                             27 April 2009

   (ii) Record Date (date on and from which     6 January / 6 July. Security
        security is Ex-interest):               will be ex-interest on and from
                                                7 January  / 7 July.

  (iii) Interest Payment Dates:                 14 January / 14 July

 7.     Maturity Date:                          14 July 2009

 8.     Interest Basis:                         6 per cent Fixed Rate

 9.     Redemption/Payment Basis:               Redemption at par

10.     Change of Interest Basis or             Not Applicable
        Redemption/Payment Basis:

11. (i) Status of the Bonds:                    Senior and rank pari passu with
                                                other senior, unsecured debt
                                                obligations of QTC

   (ii) Status of the Guarantee:                Senior and ranks pari passu
                                                with all its other unsecured
                                                obligations

12.     Method of distribution:                 Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.     Fixed Rate Note Provisions Applicable

    (i) Rate(s) of Interest:                    6 per cent per annum payable
                                                semi-annually in arrears

   (ii) Interest Payment Date(s):               14 January and 14 July in each
                                                year up to and including the
                                                Maturity Date

  (iii) Fixed Coupon Amount(s):                 A$30 per A$1,000 in nominal
        (Applicable to bonds in definitive      amount
        form)

   (iv) Determination Date(s):                  Not Applicable

    (v) Other terms relating to the method of   None
        calculating interest for Fixed Rate
        Bonds:

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PROVISIONS RELATING TO REDEMPTION

14.     Final Redemption Amount:                A$1,000 per bond of A$1,000
                                                Specified Denomination
                                                (NB:  If the Final Redemption
                                                Amount is other than 100 per
                                                cent. of the nominal value the
                                                bonds will be derivative
                                                securities for the purposes
                                                of the Prospectus Directive and
                                                the requirements of Annex XII
                                                to the Prospectus Directive
                                                Regulation will apply and the
                                                Issuer will prepare and publish
                                                a supplement to the Prospectus)

15.     Early Redemption Amount(s) payable on   Not Applicable
        redemption for taxation reasons or
        on event of default and/or the method
        of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.     Form of Bonds:                          Permanent Global Note not
                                                exchangeable for Definitive
                                                Bonds

17.     Additional Financial Centre(s) or       Not Applicable
        other special provisions relating
        to Payment Dates:

18.     Talons for future Coupons or Receipts   No
        to be attached to Definitive Bonds
        (and dates on which such Talons
        mature):

19.     Other terms or special conditions:      Not Applicable

                                                (When adding any other final
                                                terms consideration should be
                                                given as to whether such terms
                                                constitute "significant new
                                                factors" and consequently
                                                trigger the need for a
                                                supplement to the Prospectus
                                                under Article 16 of the
                                                Prospectus Directive)
DISTRIBUTION

20. (i) If syndicated, names and addresses of   Not Applicable
        Managers and underwriting commitments:

   (ii) Date of Dealer Agreement:               24 April 2009

  (iii) Stabilizing Manager(s) (if any):        Not Applicable

21.     If non-syndicated, name and address of  The Toronto Dominion Bank
        relevant Dealer:                        Level 24
                                                9 Castlereagh Street
                                                Sydney NSW 2000

22.     Whether TEFRA D or TEFRA C rules        TEFRA Not Applicable
        applicable or TEFRA rules not
        applicable:

23.     Non exempt Offer                        Not Applicable


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                                                (N.B. Consider any local
                                                regulatory requirements
                                                necessary to be fulfilled so
                                                as to be able to make a
                                                non-exempt offer in relevant
                                                jurisdictions. No such offer
                                                should be made in any relevant
                                                jurisdiction until those
                                                requirements have been met.
                                                Non-exempt offers may only be
                                                made into jurisdictions in which
                                                the base prospectus (and any
                                                supplement) has been notified/
                                                passported.)

24.     Additional selling restrictions:        Not Applicable

LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
     -------------------------
          Duly authorized

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                           PART B--OTHER INFORMATION

 1.     LISTING AND ADMISSION TO TRADING

        (i) Listing                             Bourse de Luxembourg.

        (ii) Admission to trading:              Application has been made by the
                                                Issuer (or on its behalf) for
                                                the bonds to be admitted to
                                                trading on the regulated market
                                                of the Bourse de Luxembourg with
                                                effect from the Issue Date.

                                                (Where documenting a fungible
                                                issue need to indicate that
                                                original securities are already
                                                admitted to trading.)

 2.     RATINGS

        Ratings:                                The bonds to be issued have
                                                been rated:
                                                S&P:       AA+
                                                Moody's:   AAA

                                                An obligation rated `AA+' by S&P
                                                has the second highest long term
                                                credit rating assigned by
                                                Standard & Poor's and differs
                                                from the highest rated
                                                obligations by only a small
                                                degree. The obligor's capacity
                                                to meet its financial commitment
                                                on the obligation is very
                                                strong.

                                                Obligations rated `AAA'
                                                by Moody's are judged to be
                                                of the highest quality with
                                                minimal credit risk.

                                                A credit rating is not a
                                                recommendation to buy,  sell or
                                                hold securities and may be
                                                revised or withdrawn by the
                                                rating agency at any time. Each
                                                rating should be evaluated
                                                independently of any other
                                                rating.

                                                (The above disclosure should
                                                reflect the rating allocated to
                                                bonds issued under the bond
                                                facility generally or, where the
                                                issue has been specifically
                                                rated, that rating.)

 3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. --Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

 4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)     Reasons for the Offer:                  See "Use of Proceeds" section
                                                in the prospectus supplement--
                                                if reasons for offer different
                                                from making profit and/or
                                                hedging certain risks will need
                                                to include those reasons here.

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(ii)   Estimated net proceeds:                  Not Applicable.
                                                (If proceeds are intended for
                                                more than one use will need to
                                                split out and present in order
                                                of priority. If proceeds
                                                insufficient to fund all
                                                proposed uses state amount
                                                and sources of other funding.)

(iii)   Estimated total expenses:               Not Applicable.
                                                [Expenses are required to be
                                                broken down into each principal
                                                intended "use" and presented in
                                                order of priority of such
                                                "uses".]

5.      YIELD

        Indication of yield:                    2.97 %
                                                Calculated as 7 basis points
                                                less than the yield on the
                                                equivalent A$ Domestic Bond
                                                issued by the Issuer under its
                                                Domestic A$ Bond Facility on the
                                                Trade Date. The yield is
                                                calculated at the Trade Date
                                                on the basis of the Issue
                                                Price. It is not an indication
                                                of future yield.

 6.     OPERATIONAL INFORMATION

(i)     ISIN Code:                              US748305BB44

(ii)    Common Code:                            008568618

(iii)   CUSIP Code:                             748305BB4

(iv)    Any clearing system(s) other than       Not Applicable
        Depositary Trust Company, Euroclear
        Bank S.A./N.V. and Clearstream
        Banking, societe anonyme and the
        relevant identification number(s):

(v)     Delivery:                               Delivery free of payment

(vi)    Names and addresses of additional       [ ]
        Paying Agent(s) (if any):

7.      TERMS AND CONDITIONS OF THE OFFER

(i)     Offer Price;                            Not applicable

(ii)    [Conditions to which the offer is       Not applicable
        subject;]

(iii)   [Description of the application         Not applicable
        process;]

(iv) [Details of the minimum and/or maximum Not applicable amount of application;]

(v)     [Description of possibility to reduce   Not applicable
        subscriptions and manner for refunding
        excess amount paid by applicants;]

(vi) [Details of the method and time limits Not applicable for paying up and delivering the bonds;]

(vii)   [Manner in and date on which results    Not applicable
        of the

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        offer are to be made public;]

(viii)  [Procedure for exercise of any right of    Not applicable
        pre-emption, negotiability of
        subscription rights and treatment of
        subscription rights not exercised;]

(ix)    [Categories of potential investors to      Not applicable
        which the bonds are offered and
        whether tranche(s) have been reserved
        for certain countries;]

(x)     [Process for notification to applicants    Not applicable
        of the amount allotted and the
        indication whether dealing may begin
        before notification is made;]

(xi)    [Amount of any expenses and taxes          Not applicable
        specifically charged to
        the subscriber or Purchaser;]

(xii)   [Name(s) and address(es), to the extent    None
        know to the Issuer, of the placers
        in the various countries where the
        offer takes place.]